Exhibit 99.01
Eastman Announces Fourth Quarter and Full-Year 2023 Financial Results

KINGSPORT, Tenn., February 1, 2024 – Eastman Chemical Company (NYSE:EMN) announced its fourth quarter and full year 2023 financial results.

•Delivered approximately $1.4 billion of cash from operating activities in 2023, demonstrating the strength of our cash flow.
•Demonstrated commercial excellence in our pricing by leveraging the strength of our value proposition to offset significant macro-driven volume challenges.
•Reduced costs by approximately $200 million in 2023, net of inflation.
•Closed the previously announced divestiture of Texas City Operations for $490 million.
•Introduced plastic waste into the Kingsport methanolysis facility and expect to produce on spec material and to generate revenue soon.

(In millions, except per share amounts; unaudited)	4Q2023	4Q2022	FY23	FY22
Sales revenue	$2,207	$2,373	$9,210	$10,580
Earnings before interest and taxes ("EBIT")	477	76	1,302	1,159
Adjusted EBIT*	222	171	1,097	1,339
Earnings per diluted share	2.61	0.01	7.49	6.35
Adjusted earnings per diluted share*	1.31	0.89	6.40	7.88
Net cash provided by operating activities	452	457	1,374	975

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4, and 6.

“We delivered solid fourth-quarter results in a macroeconomic environment with weak primary demand due to seasonal declines and continued customer inventory destocking in some of our key end markets, including agriculture and medical,” said Mark Costa, Board Chair and CEO. “Against this backdrop, we remained laser focused on cash generation and are incredibly proud to have generated approximately $1.4 billion of operating cash flow in 2023. In addition to our strong cash flow, we reduced costs by approximately $200 million in 2023, demonstrating our continued discipline. We enter 2024 on an upbeat note with the completed construction of our methanolysis facility in Kingsport, Tennessee. We just recently introduced plastic waste into the front end of the process and expect to produce on spec material and to generate revenue soon. We are building momentum as a leader in the circular economy, which adds to my confidence in the resilience of our earnings and cash flow going forward.”

Corporate Results 4Q 2023 versus 4Q 2022

Sales revenue decreased 7 percent driven by 5 percent lower selling prices and 2 percent lower sales volume/mix.

Lower selling prices were due to lower raw material prices. Lower sales volume/mix was due to weak end-market demand and continued customer inventory destocking in some end markets, particularly agriculture and medical.

Reported EBIT increased due to a gain on the sale of our Texas City Operations. Adjusted EBIT increased to $222 million compared to $171 million in fourth quarter 2022. Price-cost increased due to the continued flow through of lower variable costs more than offsetting lower selling prices. The improvement in price-cost was partially offset by lower sales volume/mix, lower capacity utilization, higher pension expense, and increased SG&A expense due to higher variable compensation.

Segment Results 4Q 2023 versus 4Q 2022

Advanced Materials – Sales revenue decreased 4 percent due to 5 percent lower sales volume/mix.

Lower sales volume/mix was driven by continued weak end-market demand and destocking across key end markets, particularly medical, packaging, and building and construction, partially offset by continued strength in automotive.

EBIT increased due to commercial excellence in pricing and the continued flow through of substantially lower variable costs, which were elevated in the prior year period. This price-cost benefit was partially offset by lower capacity utilization, higher planned maintenance costs, and lower sales volume/mix.

Additives & Functional Products – Sales revenue decreased 15 percent due to 10 percent lower selling prices and 6 percent lower sales volume/mix.

Lower selling prices were primarily due to cost-pass-through contracts. Sales volume/mix was lower due to weak demand, especially in the building and construction end market and timing for some heat transfer fluid fills, as well as aggressive customer inventory destocking in the agriculture end market.

Decreased EBIT included lower sales volume/mix and lower capacity utilization, mostly offset by lower variable costs more than offsetting lower selling prices.

Fibers – Sales revenue increased 9 percent due to 13 percent higher selling prices, partially offset by 4 percent lower sales volume/mix.

Substantially higher selling prices for acetate tow were due to an increase in industry capacity utilization and higher raw material, energy, and distribution prices throughout 2022.

EBIT increased due to recovery of margins as higher selling prices returned EBIT margins to acceptable performance levels.

Chemical Intermediates – Sales revenue decreased 9 percent due to 16 percent lower selling prices, partially offset by 7 percent higher sales volume/mix.

Lower selling prices across the segment were primarily due to lower raw material prices and weak end-market demand.

Reported EBIT increased due to a gain on the sale of Texas City Operations. Adjusted EBIT was unchanged compared to the prior year period. Increased spreads were offset by lower sales volume/mix and lower capacity utilization.

Corporate Results 2023 versus 2022

Sales revenue decreased 13 percent due to 9 percent lower sales volume/mix, 2 percent unfavorable impact from divested businesses, and 2 percent lower selling prices.

Lower sales volume/mix was due to weak primary demand and significant customer inventory destocking across many of the company’s key end markets, except for strength in transportation.

Reported EBIT increased due to a gain on the sale of Texas City Operations. Adjusted EBIT decreased primarily due to lower sales volume/mix and lower capacity utilization to drive cash generation, increased pension expense of approximately $110 million, increased SG&A expense due to higher variable compensation, continued investment in the circular platform, and an approximately $50 million unfavorable impact from foreign currency. These factors were partially offset by lower variable costs more than offsetting lower selling prices and the benefit from the company’s cost reduction initiatives.

Segment Results 2023 versus 2022

Advanced Materials – Sales revenue decreased 9 percent primarily due to 11 percent lower sales volume/mix, partially offset by 3 percent higher selling prices.

Lower specialty plastics sales volume/mix was due to weak primary demand and significant customer inventory destocking across key end markets. Growth in the automotive market was driven by the success of high-value premium interlayers. Selling prices increased in advanced interlayers due to increased prices for raw materials in the prior year period.

EBIT decreased due to lower sales volume/mix and lower capacity utilization, partially offset by higher selling prices and the flow though of lower variable costs. EBIT included an approximately $35 million unfavorable impact from foreign currency.

Additives & Functional Products – Sales revenue decreased 18 percent due to 13 percent lower sales volume/mix and 5 percent lower selling prices.

Sales volume/mix was lower due to weak demand and significant customer inventory destocking in several key end markets, including building and construction and agriculture. Lower selling prices were primarily due to cost-pass-through contracts.

EBIT decreased due to lower sales volume/mix and lower capacity utilization, partially offset by favorable price-cost.

Fibers – Sales revenue increased 27 percent primarily due to 26 percent higher selling prices.

Substantially higher selling prices for acetate tow were due to an increase in industry capacity utilization and higher raw material, energy, and distribution prices throughout 2022.

EBIT increased due to recovery of margins as higher selling prices returned EBIT margins to acceptable performance levels.

Chemical Intermediates – Sales revenue decreased 21 percent due to 13 percent lower selling prices, and 8 percent lower sales volume/mix.

Lower selling prices across the segment were primarily due to lower raw material prices and weak end-market demand. Lower sales volume/mix was due to weak end-market demand and significant customer inventory destocking across several key end markets.

Reported EBIT increased due to a gain on the sale of Texas City Operations. Adjusted EBIT decreased compared to the prior year period due to lower sales volume/mix, lower capacity utilization, and lower spreads.

Cash Flow

In 2023, cash provided by operating activities was approximately $1.4 billion compared to approximately $1 billion in 2022. The strong increase compared to the prior year period was primarily driven by a reduction of working capital in 2023 compared to an increase in 2022. In 2023, the company returned $526 million to stockholders through dividends and share repurchases. See Table 5. Priorities for uses of available cash for 2024 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2024 Outlook

Commenting on the outlook for full-year 2024, Costa said: “As we begin 2024, the global economic environment remains uncertain. Despite this uncertainty, we are confident in our ability to generate growth across our portfolio for a number of reasons. First, we continue to expect volume growth due to the absence of customer inventory destocking in our end markets, except medical and agriculture, which continue to destock in the first quarter. And we expect modest primary demand growth in some stable end markets while discretionary end markets remain flat. Second, we expect to benefit from revenue and earnings generated by our Kingsport methanolysis facility. Third, we also expect improved asset utilization to be a benefit after aggressively managing inventory across the company in 2023. Finally, we expect these tailwinds to be partially offset by lower price-cost negatively impacting margins, primarily in Chemical Intermediates. And we will manage costs to offset inflation while continuing to invest in growth and capabilities for long-term value creation. Taking this together, we expect 2024 EPS to be between $7.25 - $8.00 and for 2024 cash from operations to be approximately $1.4 billion.

The full-year 2024 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Feb 2, 2024, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:30 p.m. ET on Feb 1, 2024. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 844307. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, Feb 2, 2024, through 11:59 p.m. Eastern Time, Feb. 12, 2024, Toll Free at +1 (866) 813-9403, passcode 209674.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
February 1, 2024

For Eastman Chemical Company Fourth Quarter and Full Year 2023 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2023	2022	2023	2022
Sales	$2,207	$2,373	$9,210	$10,580
Cost of sales (1)(2)	1,743	1,997	7,149	8,443
Gross profit	464	376	2,061	2,137
Selling, general and administrative expenses	191	172	727	726
Research and development expenses	57	64	239	264
Asset impairments and restructuring charges, net	15	29	37	52
Other components of post-employment (benefit) cost, net	49	(6)	41	(101)
Other (income) charges, net	(2)	(9)	38	(6)
Net (gain) loss on divested businesses (3)	(323)	50	(323)	43
Earnings before interest and taxes	477	76	1,302	1,159
Net interest expense	52	48	215	182
Earnings before income taxes	425	28	1,087	977
Provision for income taxes	114	26	191	181
Net earnings	311	2	896	796
Less: Net earnings attributable to noncontrolling interest	1	1	2	3
Net earnings attributable to Eastman	$310	$1	$894	$793

Basic earnings per share attributable to Eastman	$2.63	$0.01	$7.54	$6.42
Diluted earnings per share attributable to Eastman	$2.61	$0.01	$7.49	$6.35

Shares (in millions) outstanding at end of period	117.3	118.8	117.3	118.8
Shares (in millions) used for earnings per share calculation
Basic	118.0	119.5	118.6	123.5
Diluted	118.7	120.5	119.4	124.9
(1)Twelve months 2023 includes $8 million insurance proceeds, net of costs, fourth quarter 2022 included $3 million insurance proceeds, net of costs, and twelve months 2022 included $39 million costs, net of insurance proceeds, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(2)Twelve months 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(3)Fourth quarter and twelve months 2023 related to the sale of the Company's operations in Texas City, Texas, (excluding the plasticizers operations ("Texas City Operations"). Fourth quarter and twelve months 2022 related to the sale of adhesives resins (including hydrocarbon resins, pure monomer resins, polyolefin polymers, rosins and dispersions, and oleochemical and fatty-acid based resins product lines).

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Sales by Segment
Advanced Materials	$705	$736	$2,932	$3,207
Additives & Functional Products (1)	640	756	2,834	3,475
Chemical Intermediates (1)	513	564	2,143	2,716
Fibers	346	317	1,295	1,022
Total Sales by Segment	2,204	2,373	9,204	10,420
Other (2)	3	—	6	160
Total Eastman Chemical Company	$2,207	$2,373	$9,210	$10,580
(1)Fourth quarter and twelve months 2022 sales revenue and earnings before interest and taxes ("EBIT") have been recast as a result of the Company's product moves during first quarter 2023.
(2)"Other" in twelve months 2022 includes sales revenue and EBIT from a previously divested business.

Third Quarter
(Dollars in millions, unaudited)	2023
Sales by Segment
Advanced Materials	$746
Additives & Functional Products	670
Chemical Intermediates	527
Fibers	323
Total Sales by Segment	2,266
Other	1
Total Eastman Chemical Company	$2,267

Table 2B – Sales Revenue Change

	Fourth Quarter 2023 Compared to Fourth Quarter 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(4)%	(5)%	1%	—%
Additives & Functional Products	(15)%	(6)%	(10)%	1%
Chemical Intermediates	(9)%	7%	(16)%	—%
Fibers	9%	(4)%	13%	—%
Total Eastman Chemical Company (1)	(7)%	(2)%	(5)%	—%

	Twelve Months 2023 Compared to Twelve Months 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Business Effect
Advanced Materials	(9)%	(11)%	3%	(1)%	—%
Additives & Functional Products	(18)%	(13)%	(5)%	—%	—%
Chemical Intermediates	(21)%	(8)%	(13)%	—%	—%
Fibers	27%	1%	26%	—%	—%
Total Eastman Chemical Company (1)	(13)%	(9)%	(2)%	—%	(2)%
(1)Sales revenue in Other is included in Total Eastman Chemical Company.

	Fourth Quarter 2023 Compared to Third Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(5)%	(3)%	(1)%	(1)%
Additives & Functional Products	(4)%	(2)%	(1)%	(1)%
Chemical Intermediates	(2)%	—%	(2)%	—%
Fibers	7%	7%	—%	—%
Total Eastman Chemical Company	(2)%	(1)%	(1)%	—%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Sales by Customer Location
United States and Canada	$907	$1,034	$3,938	$4,738
Europe, Middle East, and Africa	612	677	2,558	2,783
Asia Pacific	573	531	2,227	2,443
Latin America	115	131	487	616
Total Eastman Chemical Company	$2,207	$2,373	$9,210	$10,580

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)(2)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Advanced Materials
Earnings before interest and taxes	$65	$43	$343	$376
Asset impairments and restructuring charges, net	—	—	—	19
Excluding non-core item	65	43	343	395
Additives & Functional Products
Earnings before interest and taxes	67	76	436	546
Chemical Intermediates
Earnings before interest and taxes	347	24	434	346
Asset impairments and restructuring charges, net	—	—	—	3
Gain on divested business (3)	(323)	—	(323)	—
Excluding non-core items	24	24	111	349
Fibers
Earnings before interest and taxes	113	49	393	131
Asset impairments and restructuring charges, net (4)	—	9	6	9
Accelerated depreciation (4)	—	—	23	—
Excluding non-core items	113	58	422	140
Other
Loss before interest and taxes	(115)	(116)	(304)	(240)
Mark-to-market pension and other postretirement benefit plans loss, net	53	22	53	19
Asset impairments and restructuring charges, net (5)	15	20	31	21
Steam line incident (insurance proceeds) costs, net (6)	—	(3)	(8)	39
Loss on divested business and transaction costs (3)	—	53	—	61
Environmental and other costs (7)	—	—	13	15
Adjustments to contingent considerations	—	(6)	—	(6)
Excluding non-core and unusual items	(47)	(30)	(215)	(91)

Total Eastman Chemical Company
Earnings before interest and taxes	477	76	1,302	1,159
Mark-to-market pension and other postretirement benefit plans loss, net	53	22	53	19
Asset impairments and restructuring charges, net	15	29	37	52
Steam line incident (insurance proceeds) costs, net	—	(3)	(8)	39
Net (gain) loss on divested businesses and transaction costs	(323)	53	(323)	61
Accelerated depreciation	—	—	23	—
Environmental and other costs	—	—	13	15
Adjustments to contingent considerations	—	(6)	—	(6)
Total earnings before interest and taxes excluding non-core and unusual items	$222	$171	$1,097	$1,339
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report on Form 10-K for 2022 for description of 2022 non-core and unusual items.
(2)See Table 2A Note 1.
(3)See Table 1 Note 3.
(4)Site closure costs and accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(5)Severance charges as part of corporate cost reduction actions.
(6)See Table 1 Note 1.
(7)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$477	$76	$1,302	$1,159
Cost of sales	—	(3)	15	39
Selling, general and administrative expenses	—	3	—	18
Asset impairments and restructuring charges, net	15	29	37	52
Other components of post-employment (benefit) cost, net	53	22	53	19
Other (income) charges, net	—	(6)	13	9
Net (gain) loss on divested businesses	(323)	50	(323)	43
Total earnings before interest and taxes excluding non-core and unusual items	$222	$171	$1,097	$1,339

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

Third Quarter
(Dollars in millions, unaudited)	2023
Advanced Materials
Earnings before interest and taxes	$93
Additives & Functional Products
Earnings before interest and taxes	105
Chemical Intermediates
Earnings before interest and taxes	6
Fibers
Earnings before interest and taxes	109
Other
Loss before interest and taxes	(57)
Total Eastman Chemical Company
Earnings before interest and taxes	$256

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2023		2022		2023		2022
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$65	9.2%	$43	5.8%	$343	11.7%	$395	12.3%
Additives & Functional Products (3)	67	10.5%	76	10.1%	436	15.4%	546	15.7%
Chemical Intermediates (3)	24	4.7%	24	4.3%	111	5.2%	349	12.8%
Fibers	113	32.7%	58	18.3%	422	32.6%	140	13.7%
Total segment EBIT excluding non-core and unusual items	269	12.2%	201	8.5%	1,312	14.3%	1,430	13.7%
Other	(47)		(30)		(215)		(91)
Total EBIT excluding non-core and unusual items	$222	10.1%	$171	7.2%	$1,097	11.9%	$1,339	12.7%

	Third Quarter
(Dollars in millions, unaudited)	2023
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$93	12.5%
Additives & Functional Products	105	15.7%
Chemical Intermediates	6	1.1%
Fibers	109	33.7%
Total segment EBIT excluding non-core and unusual items	313	13.8%
Other	(57)
Total EBIT excluding non-core and unusual items	$256	11.3%
(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Fourth Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$477	$425	$114	27%	$310	$2.61
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	15	15	1		14	0.12
Gain on divested business	(323)	(323)	(98)		(225)	(1.89)
Mark-to-market pension and other postretirement benefit plans loss, net	53	53	14		39	0.33
Interim adjustment to tax provision (2)	—	—	(17)		17	0.14
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$222	$170	$14	8%	$155	$1.31

	Fourth Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$76	$28	$26	95%	$1	$0.01
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	29	29	(1)		30	0.26
Mark-to-market pension and other postretirement benefit plans loss, net	22	22	5		17	0.14
Loss on divested business and transaction costs	53	53	3		50	0.40
Steam line incident (insurance proceeds) costs, net	(3)	(3)	—		(3)	(0.01)
Adjustments to contingent considerations	(6)	(6)	(2)		(4)	(0.04)
Interim adjustment to tax provision (2)	—	—	(16)		16	0.13
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$171	$123	$15	13%	$107	$0.89

(1)See Table 3A for description of fourth quarter 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2023 and 2022 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Twelve Months 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,302	$1,087	$191	18%	$894	$7.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	37	37	5		32	0.26
Gain on divested business	(323)	(323)	(98)		(225)	(1.88)
Accelerated depreciation	23	23	3		20	0.17
Steam line incident (insurance proceeds) costs, net	(8)	(8)	(2)		(6)	(0.05)
Mark-to-market pension and other postretirement benefit plans loss, net	53	53	14		39	0.33
Environmental and other costs	13	13	4		9	0.08
Non-GAAP (Excluding non-core and unusual items)	$1,097	$882	$117	13%	$763	$6.40

	Twelve Months 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,159	$977	$181	19%	$793	$6.35
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	52	52	4		48	0.39
Loss on divested business and transaction costs	61	61	(32)		93	0.74
Mark-to-market pension and other postretirement benefit plans loss, net	19	19	5		14	0.12
Steam line incident costs (insurance proceeds), net	39	39	10		29	0.23
Environmental and other costs	15	15	4		11	0.09
Adjustments to contingent considerations	(6)	(6)	(2)		(4)	(0.04)
Non-GAAP (Excluding non-core and unusual items)	$1,339	$1,157	$170	15%	$984	$7.88

(1)See Table 3A for description of 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Third Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$256	$199	$20	10%	$178	$1.49
Non-Core and Unusual Items: (1)
Interim adjustment to tax provision (2)	—	—	3		(3)	(0.02)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$256	$199	$23	12%	$175	$1.47

(1)See Table 3A for description of third quarter 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2023 was calculated applying the then forecasted full year effective tax rate.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Operating activities
Net earnings	$311	$2	$896	$796
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	118	117	498	477
Mark-to-market pension and other postretirement benefit plans loss, net	53	22	53	19
(Gain) loss on sale of assets	(15)	—	(15)	15
(Gain) loss on divested business	(323)	50	(323)	43
(Benefit from) provision for deferred income taxes	54	(82)	(102)	(136)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	58	204	126	93
(Increase) decrease in inventories	54	119	201	(430)
Increase (decrease) in trade payables	173	(127)	(190)	60
Pension and other postretirement contributions (in excess of) less than expenses	(27)	(34)	(66)	(149)
Variable compensation payments (in excess of) less than expenses	69	14	142	(103)
Other items, net	(73)	172	154	290
Net cash provided by operating activities	452	457	1,374	975
Investing activities
Additions to properties and equipment	(179)	(203)	(828)	(611)
Proceeds from sale of businesses	418	—	456	998
Acquisition, net of cash acquired	(3)	—	(77)	(1)
Additions to capitalized software	(1)	(3)	(5)	(13)
Other items, net	13	—	22	19
Net cash provided by (used in) investing activities	248	(206)	(432)	392
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(399)	(29)	(326)	326
Proceeds from borrowings	—	—	796	500
Repayment of borrowings	—	—	(808)	(750)
Dividends paid to stockholders	(94)	(91)	(376)	(381)
Treasury stock purchases	(100)	(100)	(150)	(1,002)
Other items, net	—	(3)	(24)	(14)
Net cash used in financing activities	(593)	(223)	(888)	(1,321)
Effect of exchange rate changes on cash and cash equivalents	2	4	1	(12)
Net change in cash and cash equivalents	109	32	55	34
Cash and cash equivalents at beginning of period	439	461	493	459
Cash and cash equivalents at end of period	$548	$493	$548	$493

Table 6 – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2023	2022
Total borrowings	$4,846	$5,151
Less: Cash and cash equivalents	548	493
Net debt (1)	$4,298	$4,658

(1)Includes non-cash increase of $20 million in 2023 and non-cash decrease of $85 million in 2022 resulting from foreign currency exchange rates.